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Norske Skog Canada Limited
9th Floor, 700 West Georgia Street
PO. Box 10058 Pacific Centre
Vancouver, British Columbia
Canada V7Y 1J7



memorandum                                                          NORSKECANADA

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to                                                  date    November 21, 2001
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from          Russell Horner                        fax     604-654-4145

email         russell.horner@norskecanada.com       phone   604-654-4000
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Dear,

Following the acquisition of Pacifica Papers, our Board of Directors approved a SPECIAL SYNERGY INCENTIVE PLAN FOR KEY MEMBERS OF OUR MANAGEMENT TEAM WHO WOULD BE INSTRUMENTAL IN ACHIEVING SYNERGIES, AND WHO REMAIN IN THE EMPLOY OF THE COMPANY UNTIL THE DATE OF PAYOUT. This Plan is in addition to Base Salary and Variable Pay Plans.
Key aspects of the Plan would be as follows:

Target Payment                             60% of Base Salary as of payment date

Target Synergies                           $60 million per annum

Starting Date                              Date of closure

Payment                                    50% Cash
                                           50% Options


In addition to the base amount shown above, the Plan would pay an additional 15% of target for every additional $10 million per annum in synergies achieved, to a maximum of twice Base Salary. The earliest a payout would be made is one year after the inception of the Plan. The calculation of synergies would be based on cost savings to the Company as demonstrated in monthly run rates prior to the payout.

The Incentive Plan is based on the payment of a base amount which is larger or smaller, depending on how quickly the "base" $60 million in synergies is achieved. The size of the base payment is fixed based on when $60 million is achieved. If it takes more than 18 months, the base is zero. If it takes 18 months the base is 60% of target; if it takes 12 months, then the base is 100% of target (or 60% of salary). Synergies in excess of $60 will trigger additional payments of 15% of target per $10 million per annum additional synergy value achieved by the end of 24 months. Hitting the target $60 million by 12 months would also trigger the 100% payment at 12


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months, rewarding the speedy achievement of the company's goals with a quicker payment of the base incentive. The Plan would be capped at 200% of target. A table showing the potential payouts is attached.

I am pleased to include you in this Special Synergy Incentive Plan. You have been identified as a key member of our team responsible for delivering an important part of the identified synergies. Please remember that this Plan is confidential. Any Plan member who breaches the confidentiality of this Plan will be removed from the Plan, and will forfeit receipt of any payment from the Plan.



Regards,



Russell J. Homer
President and Chief Executive Officer



Encl.



RJH/ef